PALM COAST DATA, LLC                                                    CONTRACT


CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED INFORMATION ON PAGES 2 AND 3, AND EXHIBIT A PAGES 2,3,4,5,6,8 AND 9 WHICH HAS BEEN FILED SEPARATELY WITH THE COMMISSION.


                                                         EXHIBIT 6.21


                            CIRCULATION SUBSCRIPTION
                         FULFILLMENT SERVICES AGREEMENT
AGREEMENT dated as of October 1, 2002, between Palm Coast Data, LLC, and General Media Communications, Inc., ("Client").

WHEREAS, PCD is in the business of providing circulation subscription fulfillment services ("Services")

WHEREAS, the Client publishes the periodicals identified next to their Publisher' names on Appendix I hereto (singly a "Magazine"; collectively the "Magazines") and desires to retain PCD to provide services for the Magazines upon the terms and conditions hereinafter set forth:

NOW, THEREFORE, it is agreed by and between the parties hereto as follows:

      1. Services to be Provided by PCD (a) Client hereby retains PCD as its exclusive source during the term of this Agreement for Services for the Magazines. The specific services PCD will perform are set forth in Exhibit A attached hereto and made part hereof. PCD shall notify Client without prior request of any new statistical programs and services generally available to its customers, which are created or become generally available for use during the Term of this Agreement. All services to be performed by PCD hereunder will be performed or made available in accordance with schedules established by PCD in order to maintain such service in their normal and proper relationship to the Basic Fulfillment Services designated as such in EXHIBIT A.

            (b) Additional Services. In the event Client desires PCD to perform Services in addition to those specified in Exhibit A, Client and PCD, prior to their performance, shall negotiate in good faith with regard to the nature and extent of and compensation for such additional services.

            (c) Client Supplied Materials. Client shall deliver to PCD, at Client's sole cost and expense, such subscription, promotion, circulation, billing, correspondence, back issues and other materials and information (herein called "Materials") as PCD shall reasonably request as necessary for PCD to perform its services hereunder. Materials furnished by Client shall meet optical scanning computer addressing, mechanical inserting and other specifications furnished in writing by PCD to Client.

            (d) Storage of Materials. PCD will provide, without charge, sufficient warehouse storage space at its facility in Palm Coast, Florida, to house approximately a three-month supply of Materials for use by PCD on Client's behalf pursuant to this Agreement. PCD shall maintain inventory records, recommend reordering of items in short supply, periodically report to Client on inventory status and if requested by Client perform a year-end inventory.


10/1/2002          GENERAL MEDIA COMMUNICATIONS, INC.


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PALM COAST DATA, LLC                                                    CONTRACT


      2. Term. The Initial Term of this Agreement shall commence on the date of this Agreement first written above and shall continue for a period of three years unless thereafter sooner terminated as provided elsewhere in this Agreement. Upon expiration of the Initial Term, this Agreement thereafter shall remain in full force and effect for successive one-year terms ("Renewal Terms") unless terminated as provided elsewhere in this Agreement or by either party by written notice given as provided in Section 14 below not less than four (4) months prior to the end of the Initial Term or four (4) months prior to the end of any Renewal Term thereafter.

      3. Prices and Terms of Payment (a) PCD shall charge and invoice Client for services performed and materials provided by PCD as set forth in Exhibit A hereto upon completion of these services in accordance with the prices and rates set forth in Exhibit A. Any special services performed during the month shall be included at prices determined in accordance with Section 1(b) above.

            (b) Third-Party Materials. All printed Materials which are provided by PCD, either directly or from third party suppliers or services provided by third party suppliers, shall be invoiced to Client monthly at PCD's cost plus
(xxx)%. As set forth in Exhibit A, items such as post cards, postage, shipping costs and containers shall be charged to Client at cost.

(c) Billing. Client shall be invoiced by PCD separately for each Magazine during the first week of each calendar month for Services provided during the preceding calendar month. All charges invoiced, other than those on which there is a valid dispute, rendered hereunder shall be payable upon receipt. Client is responsible for paying within thirty days any and all undisputed charges. Any such charge or invoice not paid within days of receipt date shall be considered overdue and accrue interest thereon at the rate of (xxxx)% per month or the highest rate permitted by law, if less, until the time of payment of said charge or invoice, at which time said interest shall also be paid. Both parties shall negotiate in good faith to resolve any and all disputes. This provision is in addition to any other remedies that PCD may have for failure of the Client to make timely payment of its invoice.

            (d) Postage. Client agrees to furnish and pay all charges in respect of its own postage meters and to maintain its own First Class, Third Class, Business Reply and postage deposit accounts with the United States Postal Service in Palm Coast, Florida. Client further agrees to keep on deposit with PCD an amount equal to the estimated postage on mailings to be made by PCD for Client where postage is to be paid to the Post Office at the time of the mailings, and to maintain such deposit at a level, which will cover such estimated postage for a six-week period. Client understands that failure to maintain such estimated postage at this minimum level will result in delayed mailings. Client authorizes PCD to make deposits of these funds into Client's Business Reply, Postage Due, and Permit accounts; and to request refunds from the Post Office, if necessary, to recover excess funds deposited into these accounts by PCD. PCD will submit a Postage Reconciliation Report weekly to the Client, and Client agrees to pay upon receipt of such Reconciliation, amounts necessary to replenish such account.


10/1/2002          GENERAL MEDIA COMMUNICATIONS, INC.


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PALM COAST DATA, LLC                                                    CONTRACT



            (e) CPI Increase.   The prices set forth in this Agreement
 shall be increased or decreased as follows:

                  (i) "CPI" shall mean the official "Consumer Price Index" of the Bureau of Labor Statistics of the U.S. Department of Labor, all urban consumers, 1982-84=100; and shall be the CPI for the 3rd month prior to the anniversary date of this Agreement, including any renewal terms.

                  (ii) On each one-year anniversary of the Effective Date of this agreement during the term of this Agreement, including renewal terms, the prices for each succeeding year shall be adjusted upwards or downwards, not to exceed (xxxx)% in any one adjustment, as follows:

                New Price = Old Price x (1+ the annual percentage change in CPI)
                                            -----------------------------------
                                                           100

                  (iii) If the Department of Labor should discontinue
            publication of the Index, then such other Index as may be published by the Department of Labor, or any other nationally recognized publisher of similar statistical information, which most approximates the discontinued Index, shall be substituted by PCD for the discontinued Index.

            (f) In the case of an increase in the Federal Minimum Wage rate over the rate in effect as of the date of this Agreement, the prices set forth in this Agreement shall be increased by (xxxx) percent for each (xxxx) per hour increase (or pro rata for any increase or portion of thereof). Such increase shall become effective with the first invoice submitted to Client for services performed (i) in the following January, if the increase is effective on or between January 1-September 30, and (ii) in the following July, if the increase is effective on or between October 1-December 31, and shall apply to all prices covered under this Agreement attributable to persons earning the minimum wage, satisfactory proof of which shall be supplied to Client upon request.

      4. Client's Property (a) (i) Ownership of Materials; Duplicate Copies; Liability. PCD acknowledges that all master tapes produced by it containing Client's customer data, and all back issues, promotional material, invoices, stationery and forms provided by Client are and remain the property of Client.

                  (ii) In addition to any other security measures provided for in this Agreement, and provided that Client is not in default of payment of any undisputed invoices or portions thereof, PCD undertakes to supply to Client upon request, a duplicate tape of the master list delivered within seven (7) days of Client's written request to PCD. Client agrees that this file will only be used for back up purposes and Client will not use this file for any other purpose whatsoever. In the event Client breaches this provision and uses this backup file


10/1/2002          GENERAL MEDIA COMMUNICATIONS, INC.


                                                                               3
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PALM COAST DATA, LLC                                                    CONTRACT


      for List Rental purposes, PCD shall have the right to adjust the pricing for List Rental services as set forth in Exhibit A.

                  (iii) PCD shall be liable to Client for the destruction or damage of any tapes and other mechanical data maintained at its facilities, which is the property of Client however caused (except for Force Majeure), such liability to be limited to the reproduction, duplication or replacement of such materials by PCD.

                  (iv) PCD shall be liable for the loss, destruction or damage of promotional material, back issues, invoices, stationery, forms and the like stored at PCD's facilities with the provision that a two (2) percent (2%) spoilage factor will be allowed to PCD on all stock components except forms, where 5% will be allowed.

                  (v) PCD shall be liable to Client for the malfeasance of any PCD employee in relation to Client's "refund account." PCD's liability hereunder shall be limited to the amount actually lost or taken by PCD's employee.

            (b) All computer programs and data processing systems, as well as all other equipment, systems, procedures and supplies utilized by PCD in performing services hereunder shall be the exclusive property of PCD.

      5. Client Cooperation. Client agrees that in order to enable PCD to meet the time schedule for the Services to be furnished under this Agreement, it will, sufficiently in advance of each such time schedule, furnish to PCD the postage deposits specified in Section 4 (d) and any necessary materials and information, and extend all other cooperation to PCD. PCD's obligation to comply with each such time schedule is contingent in each instance upon Client's compliance with the obligation specified in the preceding sentence.

      6. PCD'S Liability In the event of a breach by PCD of (i) its duties with respect to confidentiality under Section 13 (a), its liability shall be limited to the maximum dollar amount provided under Section 13 (a) (ii) hereof; (ii) any of its other undertakings or obligations hereunder, its liability shall be limited to twice the amount of charges paid to PCD for the particular Services in connection with which the breach occurred, up to a maximum dollar amount equal to one month's charges (averaged over the most recent 12 month period) payable under Section 3 hereof by Client. In no event shall PCD be liable for any consequential damages, including by way of illustration, loss of income or profits, nor shall it be liable for any loss or damage caused by, or relating to, a failure to the Client to perform its obligations hereunder.

      7. Trade Usage. All trade and technical words and terms used in this Agreement shall be deemed to have the meaning established by trade usage in the business of magazine subscription fulfillment or in the operation of computers, as the case may be, except as otherwise defined herein.


10/1/2002          GENERAL MEDIA COMMUNICATIONS, INC.


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PALM COAST DATA, LLC                                                    CONTRACT


      8. Force Majeure. (a) Defined "Force Majeure" is hereby defined to be (1) an occurrence preventing performance by PCD of its agreed-upon services herein which is not within the reasonable control of PCD and strikes, fires, earthquakes, floods, tornadoes and other Acts of God, war or outbreak of hostilities, acts of Federal, State or local governments or any agency thereof, public emergency, equipment or machinery breakdowns occurring despite PCD's due care, and delays of carriers or suppliers; or (2) an event not within Client's reasonable control (including any of the above) preventing specified performance of Client's part (excluding performance by Client of an obligation to make a payment but including acts or omissions affecting the mechanics of payment).

            (b) Notice. PCD shall give Client and Client shall give PCD, promptly notice of any Force Majeure event. Upon such event, PCD shall as promptly as reasonably practicable (a) give telephone notice to Client, stating the nature, cause and extent of such event and PCD's best estimate of when operations may resume, and (b) confirm such notice in writing mailed not more than three (3) business day after the telephone call is made. Client shall provide telephone notice by the next business day following such occurrences, stating the nature thereof and Client's best estimate of its duration.

            (c) Client's Rights. (a) An event of Force Majeure preventing PCD's performance shall not be deemed a breach of this Agreement. Upon receiving notice as above provided or by any other means of an occurrence of Force Majeure, Client, within five (5) business days after notice, shall have the right in its sole discretion, provided that the occurrence and/or cessation of work is continuing at the time such option is exercised, to:

                (i) Promptly contract with another fulfillment service for interim fulfillment service for a period of up to sixty (60) days (the "Interim Period"). If this option is exercised, it is agreed that the operation if this Agreement is not terminated, but only suspended for such Interim Period, provided that PCD renders all possible assistance to facilitate the interim transition. If during the Interim Period PCD notifies the Client that the occurrence or cessation of work has ceased, Client will return the work to PCD with all feasible promptness. Upon the expiration of the Interim Period, provided notice has not been given of the cessation of the condition or occurrence causing the delay or prevention of work, Client may exercise the option set forth in "(ii)" below.

                (ii) Terminate this Agreement effective thirty (30) days after notice whereupon all the obligations, rights and liabilities of the parties hereto shall cease and determine except those specifically designated as surviving this Agreement.

            (b) PCD's Rights. An event of Force Majeure preventing Client's performance shall not be deemed a breach of this Agreement, but Client's obligations to perform shall be suspended, provided, that if performance is prevented continuously for sixty (60) days, PCD shall thereupon have the right to terminate this Agreement and all obligations of the parties to each other shall cease and determine, except those specifically designated as surviving this Agreement.


10/1/2002          GENERAL MEDIA COMMUNICATIONS, INC.


                                                                               5
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PALM COAST DATA, LLC                                                    CONTRACT


      9. Termination and Rights on Termination. Rights on Termination. (a) Upon termination or expiration of this Agreement for any reason PCD shall, within fourteen (14) days after the effective date of such termination, provide Client with all Client's property, the contents of the Magazines' master files, on tape, together with file layout, narrative documentation (code descriptions), appropriate auxiliary files (i.e., old expire files), and old cancel file, provided that Client has made payment for all undisputed charges that have been rendered. PCD shall provide to the successor fulfillment service designated by Client a current master file for each Magazine, standard out-conversion procedures and a final set of balancing and control reports to balance the conversion, and in addition will fully cooperate in the conversion, and use its best efforts to effect an orderly conversion. In no event shall PCD be required to provide or disclose proprietary or confidential information of PCD, such as computer programs and databases, all of which are and shall remain the sole property of PCD. PCD's obligation to return Client's property and to provide a copy of the latest master tape and necessary out-conversion services shall survive termination of this Agreement for any reason. Upon termination for any reason or cause provided herein, this Agreement, and all duties and obligations of the parties of each other shall cease and terminate, except those specifically stated to survive this Agreement. Costs for services provided by PCD in any out-conversion process will be billed and paid by the Client in advance of the out-conversion due date.

            (b) Client's Rights to Terminate. Client shall have the right to immediately terminate this Agreement for any material breach by PCD of any of its obligations or undertakings hereunder which is not cured to Client's reasonable satisfaction--within fifteen (15) days for breach of obligation to deposit Client's funds and thirty (30) days for all other breaches-- of Client's written notice and demand to cure, provided they are not caused by Client's own act or omission, or an event of Force Majeure affecting PCD, and are continuing when notice is given. Upon exercise by Client, this right shall supersede all other inconsistent provisions of this Agreement, other than paragraph 10, and PCD shall immediately deliver to Client the tapes of the most recent master list, the materials set forth in paragraph 9 (a) above and any other records necessary for proper subscription fulfillment. A material breach shall include, but is not limited to:

                  (A). Failure to deliver labels of any Magazine within two (2)
            weeks of schedule.

                  (B) Failure to deposit Client's funds received in Client's accounts within 48 hours of receipt (excluding hours Client's Bank is not open for business).

                  (C) Failure to comply in any material respect with the
            provisions of Section 13 below ("Confidentiality").


            (c) Bankruptcy. Notwithstanding anything in this Agreement to the contrary, this Agreement shall automatically terminate upon the happening


10/1/2002          GENERAL MEDIA COMMUNICATIONS, INC.


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PALM COAST DATA, LLC                                                    CONTRACT


of the following: the receivership; or voluntary or involuntary bankruptcy of either party hereto, or the event of institution of preceding therefore; or any assignment for the benefit of any party's creditors; or in the event any substantial part of any party's property is or becomes subject to any levy, seizure, assignment or sale for or by any creditor or governmental agency without being released or satisfied within ten (10) calendar days thereafter.

            (d) Termination of this Agreement shall be by written notice as provided in paragraph 12 below.

      10. PCD's Right to Suspend Performance. Notwithstanding anything in this Agreement to the contrary or any present or subsequent custom or course of dealing between the parties, PCD may suspend performance of any or all of its obligations under this Agreement, without impairing its other remedies, in the event Client's account is overdue, as stated in paragraph 3(c) above, or is otherwise in breach of a material obligation to PCD hereunder. This provision shall survive termination of the Agreement.


      11. Discontinuance of Business. If PCD shall discontinue the business of Magazine Subscription Fulfillment, or if Client shall discontinue the publication of any of its Magazines, then the party discontinuing such business or Magazine(s) shall be relieved from its obligations hereunder (other than Client's obligation for payment for services or materials previously rendered or provided by PCD) with respect to such discontinued business or discontinued Magazines the sooner of sixty (60) days after written notice of its intention to so discontinue is delivered to the other party, or the actual date of such discontinuance. In the case of discontinued Magazine(s), this contract shall remain in full force and effect as to all non-discontinued Magazines; however, PCD shall have the right to increase the prices set forth in Exhibit A accordingly.

      12. Notice. All notices hereunder shall be given in writing and shall be deemed given when personally delivered, or mailed -- postage paid, Certified or Registered Mail/Return Receipt Requested -- to the addresses set forth below (which may be changed upon notice thereof in accordance with the provisions hereof):

            If to PCD:        Palm Coast Data, LLC
                              11 Commerce Boulevard
                              Palm Coast, FL 32137
                              Attn: President

            If to Client:     General Media International, Inc.
                              1965 Broadway
                              New York, NY 10023
                              Att: President


                              With copies to:


10/1/2002          GENERAL MEDIA COMMUNICATIONS, INC.


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PALM COAST DATA, LLC                                                    CONTRACT


                              Vice President, Circulation
                                     And
                              Legal Department
                              Att:  Associate Counsel

      13. Confidentiality And Security. (a) Confidentiality. All tapes, forms, data and any other material relating to Client, in whatever form, in PCD's possession or control, as well as all information about Client's operations, finances, business, or activities, of whatever nature and however obtained from Client or transmitted to PCD by Client, ("Confidential Information") are Client's property and shall be held in the strictest confidence by PCD.

                  (i) No such Confidential Information shall be disclosed to any third party without authorization in writing from an officer or the circulation director of Client, on a form to be provided by Client, except for disclosures made in accordance with the terms of this Agreement or in accordance with Client's instructions, disclosure of information which is already publicly available, disclosure through no wrongful act of PCD, and disclosure compelled by law.

                  (ii) Notwithstanding any other provisions herein, because of the highly sensitive and unique nature of Confidential Information and the irreparable damage to Client's business that unauthorized disclosure may have, Client shall be entitled to injunctive relief for any breach of this Paragraph
(a). In addition, upon a breach of its obligations under this Paragraph (a), PCD shall be liable for direct pecuniary damages suffered by Client, not to exceed, however, the sum of One Hundred Thousand ($100,000) Dollars during any year of this Agreement.

            (b) Security. PCD shall maintain at least one copy of the master list, as periodically updated, in a secure, fireproof off-site location, in addition to maintaining off-site back-up files, which shall be available to Client in the event of an occurrence of Force Majeure.

                  (i) Additionally, PCD shall keep all on-site information, property and data under strict security in accordance with current standards and technology appropriate for safeguarding confidential data.

                  (ii) PCD shall permit Client's representatives to inspect its security facilities and shall follow Client's reasonable suggestions for their improvement or modification.

                  (iii) The provisions of this Section 13 and all remedies provided for herein shall survive termination of this Agreement.


10/1/2002          GENERAL MEDIA COMMUNICATIONS, INC.


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PALM COAST DATA, LLC                                                    CONTRACT



      14. Assignment. This Agreement shall not be assignable by either party, except:

            (a) PCD may assign this Agreement to any successor to the subscription fulfillment business of PCD without Client's consent, except that if the proposed successor is (i) any of the following four categories: A men's sophisticate; health/wellness; science, or automotive title (as such terms are generally understood in the magazine industry); or (ii) of a category into which any magazine acquired by Client subsequent to the execution and delivery of this Agreement may be classified. then Client shall have the right at its election to terminate this Agreement upon thirty (30) days written notice to PCD, and shall have all the rights on termination set forth in and subject to the conditions of paragraph 9(a) of this Agreement."; and

            (b) Client shall assign this Agreement, as to any Magazine, to any successor publisher of such Magazine which successor shall assume in writing all of Client's obligations hereunder. Client shall also have the right to assign this Agreement to any parent, subsidiary or affiliate of Client without PCD's consent.

      15. Improvements, Modifications, Etc. To facilitate improvement in the services to be provided hereunder, to keep the service attuned to changing needs and conditions and to meet unforeseen circumstances and changing economic or other conditions, PCD shall have the right to make changes in any of its methods and/or procedures whenever, in its opinion, such changes will tend to create a net improvement, or cause no impairment, in the services furnished to Client hereunder.

      16. New Magazines. (a) If a constituent entity ("Member") of Client or any of its affiliates or subsidiaries (the "Group") commences or acquires a consumer magazine with a subscription circulation, Client shall have the option to add such publication to the publications listed on Appendix I hereto subject to PCD's consent.

            (b) If Client declines to exercise the option provided for in subparagraph 16 (a) above, Client nevertheless agrees to cause the Member to negotiate in good faith with PCD, for PCD to provide the services set forth herein for such magazines, before discussing the same with any third party, provided that upon Client's notice of its desire to open such discussions and identification of the magazine and its paid subscription circulation, PCD indicates that it is ready, willing and able to provide the services set forth herein for such acquired magazine. Upon receipt of such notification Client shall negotiate in good faith with PCD and shall not during such negotiations enter into an agreement with any third party for such services on terms more favorable than those offered to the Member by PCD during the course of such negotiations. If an acquired publication is subject to any existing subscription fulfillment agreement such negotiations shall be directed toward an agreement to take effect upon termination of the existing agreement. Should such negotiations fail to produce a written agreement within thirty (30) days of Client's notice to open discussions, the Member shall be free to contact for fulfillment services with any third party.

10/1/2002          GENERAL MEDIA COMMUNICATIONS, INC.


                                                                               9
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PALM COAST DATA, LLC                                                    CONTRACT




      17. General. (a) The parties recognize and agree that nothing in this Agreement shall be deemed to restrict PCD from performing services for any other entity.

            (b) Client shall establish a bank account in Palm Coast, Florida, in which PCD shall deposit funds received for the account of Client. Client shall be responsible for all expenses and assume all risks associated with the choice and use of its Bank; including any expenses incurred by PCD in order to comply with any requirements imposed by Client's Bank upon PCD for the deposit of Client's funds into said Bank.

            (c) This Agreement, together with the Appendices and Exhibits hereto, constitutes the entire Agreement between the parties with respect to the subject matter hereof as of the date hereof and supersedes all previous agreements, representations, proposals, discussions and understandings, whether written or oral, between the parties respecting the subject matter hereof. No modification, amendment, supplement to or waiver of this Agreement or any of its provisions shall be binding upon the parties hereto unless made in writing and duly signed by both parties.

            (d) A failure or delay of either party to this Agreement to enforce at any time any of the provisions of this Agreement, or to exercise any right or option which is herein provided, or to require at any time performance of any of the provisions hereof, shall in no way be construed to a waiver of such provision of this Agreement, and no waiver in any one instance shall be deemed a continuing or ongoing waiver.

            (e) The validity of this Agreement, the construction and enforcement of its terms, and the interpretation of the rights and duties of the parties shall be governed by the laws of the State of New York, excepting its conflicts of laws rules.

            (f) The relationship between PCD and Client is that of independent contractors and nothing herein contained shall be construed to constitute the parties as partners, joint ventures, or agents of one another.

            (g) Should either party institute legal suit or action to enforce any of the obligations contained herein, it is agreed that the jurisdiction and venue of such suit or action shall be in New York County, New York, and PCD expressly consents to Client's designation of the jurisdiction and venue of any such suit or action; and each party consents to the exercise of personal jurisdiction over it by the courts of the State of New York, both State and Federal, and to the acquisition of such personal jurisdiction by service of process upon it at the address and in the manner provided for notice in Section 12 by certified mail, return receipt requested.


10/1/2002          GENERAL MEDIA COMMUNICATIONS, INC.


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PALM COAST DATA, LLC                                                    CONTRACT


      IN WITNESS WHEREOF, the parties hereto, each acting with due and proper authority, have executed this Agreement as of the day, month and year first above written.



GENERAL MEDIA COMMUNICATIONS, INC.        PALM COAST DATA, LLC

By:   /s/ R. Guccione                     By:   /s/ John F. Meneough
      ----------------------------              --------------------------------
      (Authorized Signature)                       (Authorized Signature)

Name:  Robert Guccione                          Name:  John F. Meneough
       (Type of Print)                          (Type or Print)

Title: Chairman                                 Title: Pres
Date:  Oct. 22, `02                             Date:  10/28/02


By:     /s/ John D. Orlando
        ----------------------------
        (Authorized Signature)

Name:   John D. Orlando
        ----------------------------
Title:  President/COO

Date:   10/25/02
        ----------------------------


10/1/2002          GENERAL MEDIA COMMUNICATIONS, INC.


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PALM COAST DATA LLC                  EXHIBIT A                          CONTRACT



I.   'BASIC FULFILLMENT SERVICES

     A.    TRANSACTION PROCESSING, CASHIERING, AND ENTRY

           1. Receive, flash, and open incoming mail presorted by Post Office box numbers.
           2.  Deposit subscription money into Client bank account.
           3.  Receive and process agency subscriptions.
           4. Enter direct mail orders, renewals and invoice payments with scannable codeline, laser printed per PCD specifications.
           5. Enter and quality control all other basic fulfillment transactions.

     B.    MASTERFILE MAINTENANCE

           1. Maintain, in machine-readable format, subscription data necessary to both facilitate the fulfillment process and provide information for client's circulation, distribution, advertising and finance departments.
           2. Update the Masterfile for the magazines weekly.
           3. Suspend service after the specified number of issues delivered.
           4. Cancel for non-payment (mass cancel) seven (7) months after entry of order.
           5. Maintain expired subscriptions for a period of six (6) months on the current Masterfile.
           6. Maintain the prior address of a change of address record for a period of up to twelve (12) months.
           7. Maintain a file of expired subscription records for a period of two (2) years.
           8. Maintain a file of bad debt subscription records for a period of one (1) year.

     C.    CUSTOMER SERVICE MAIL

           1. Search the Masterfile or other files required to satisfy subscriber inquiries.
           2. Execute any necessary file adjustments.

     D.    MAILING LABEL PREPARATION

           1. Furnish to the printer 4-up East/West or 4-up North/South labels, magnetic tape or cartridge. Media will be supplied sufficiently in advance of the established mail date in accordance with the schedule mutually agreed to and selection criteria specified by Client.

           2. Provide to the printer supplemental labels selected weekly after the main issue labels.

     E.    RENEWAL PROMOTION

           1. Select and address regular renewal promotions by expire, effort, test code and source up to a total of nine efforts to be mailed by PCD.

     F.    INVOICING

           1. Select and address regular invoicing by bill group, effort, test code and source up to any number of efforts within a six-(6) month period.

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PALM COAST DATA LLC                  EXHIBIT A                          CONTRACT


     G.    GIFT PROCESSING

           1. Select and address a total of four renewal forms to the donor, on a form not to exceed eleven (11) inches in length, listing names and addresses of all the recipients.
           2. Select and address a total of four invoice forms to the donor, on a form not to exceed eleven (11) inches in length, listing names and addresses of all the recipients.
           3. Maintaining the donor recipient relationship on the masterfile.

II.   PRICE OF BASIC FULFILLMENT SERVICE

      A.    LABEL RATE

            1. PCD will charge the following which will be billed prorata based on the frequency of each Magazine:

                                 PER NAME/YEAR
                               ----------------

            This is an inclusive rate that covers all the basic services described above. Should the client elect to change its method of conducting business that impacts PCD's net income on the services listed below, PCD shall have the right to adjust the prices above to offset the lost profits. These services include, but are not limited to, presorts, barcoding, list rental fulfillment, USPS processing for labels, invoices and renewals and customer service functions.

      B.    LABEL PREPARATION

            1. USPS presorts, palletization, reporting                 /M
               for active copies
            2. Address Standardization (Barcoding)                     /M
            3. Label splits for state, SCF, ZIP, last, next-to-last,
               next-next-to-last

            Other label considerations including, but not limited to, processing outside vendor files, alternate delivery, co-mailing of multi-titles, demographic splits and others will be quoted upon request.

      C.     MAGNETIC MEDIA

            Tapes and cartridges used for the performance of Basic Fulfillment
            Services                                                   /tape/mo.


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PALM COAST DATA LLC                  EXHIBIT A                          CONTRACT


      III.  OTHER FULFILLMENT SERVICES

         A.       CUSTOMER SERVICE: TELEPHONE, WHITE MAIL AND EMAIL

                  1.  Toll-free telephone set-up and line cost
                  2.  Primary call, first question/transaction                           each
                  3.  Additional question/transaction
                  4.  Gift Recipients                                                    each
                  5.  Email set-up                                                      /address
                  6.  Email service                                                     per transaction
                  7.  Email Address Capture                                             /each
                  8.  Refund checks                                                      each
                  9.  Write and mail gift cards to recipients                            each
                  10. Upsell Set-up (First Publication)
                  11. Upsell Set-up (Each Additional Publication)                       /pub
                  12. Upsell                                                            /each
                  13. Credit Card Upsell                                                /each add'l
                  14. Monthly Upsell Minimum                                            /client/mo.
                  15. Cross Sell Set-up (First Publication)
                  16. Cross Sell Set-up (Each Additional Publication)                   /pub
                  17. Cross Sell                                                        /each
                  18. Credit Card Cross Sell                                            /each
                  19. Gift Cross Sell Set-up Fee (First Publication)
                  20. Gift Cross Sell Set-up Fee (Each Additional Publication)          /pub
                  21. First Gift Recipient Entered
                  22. Additional Gift Recipients Entered                                /each
                  23. Credit Card Gift Cross Sell                                       /each
                  24. Monthly Cross Sell Minimum                                        /client

         B.       CREDIT CARD PROCESSING

                  1.  Set-up with Processing Center
                  2.  Debits                                                             each
                  3.  Credits                                                            each

         C.       MISCELLANEOUS KEYING

                  1.  Key Voluntary cancels                                             /M
                  2.  Key names to Promotion File                                       Special Quote
                  3.  Key from directories or other sources                             Special Quote
                  4.  Key Sweeps Yes Responses
                  5.  Key Sweeps No Responses (Identified)                              /each
                  6.  Key Sweeps No Responses (Unidentified)                            /each
                  7.  Key Direct Mail No's (Identified/Scannable)                       /M
                  8.  Key Direct Mail No's (Identified Non-Scannable)                   /M
                  9.  Key Direct Mail No's (Unidentified)                               /M
                  10. Cashier Solicited Declines (No entry)                             /M
                  11. Key email Addresses                                               /each
                  12. Key Demographic Responses                                         /keystroke


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PALM COAST DATA LLC                  EXHIBIT A                          CONTRACT


         D.       FLASH COUNTS

                  1.  Daily source key flash counts                                     /M

         E.       COMPS ON SEPARATE FILE                                                /name/yr
                  COMP TRANSACTIONS                                                     /each
                  COMP LABELS                                                           /each
                  COMP REPORTS                                                          /set

         F.       INTERNET SERVICES

              1.  Monthly maintenance fee per magazine
              2.  Web form Design per page
              3.  Set-up email confirmation message*
              4.  Email confirmation                                                    /each
              5.  Add new source key to order page*
              6.  Order Processing                                                      /each
              7.  Process basic orders via Email message                                 each
              8.  Set-Up Interactive Customer Service                                   /pub
              9.  Interactive Subscriber Customer Service                               /each
              10. Changes to Interactive Customer Service                               Special Quote
              11. Broadcast invoices/renewals ($50 minimum)                             /each
              12. Online Internet Reports Set-up                                        /client
              13. Online Internet Reports Access                                        /client/mo.
              14. Online Credit Card Processing Set-up Fee                              /merchant
              15. Online Credit Card Processing Maintenance Support Fee                 /client/mo.
              16. Online Credit Card Processing                                         /transaction

         G.       SYSTEMS DEVELOPMENT

              1.  Programming (minimum 1 hour)                                          /hr.
              2.  Computer time (minimum 15 minutes)                                    /hr.
              3.  Laserprint programming (minimum 1 hour)                               /hr.
                  a.  Scan logos                                                         each
                  b.  Scan signatures                                                    each

         H.       CLERICAL LABOR                                                        /Hr.
                  FAXING                                                                /page
                  COPYING                                                               /page


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PALM COAST DATA LLC                  EXHIBIT A                          CONTRACT


       IV.    ADDRESSING, INSERTING AND MAILING SERVICES

         A.   LASER PRINTING (2-UP FORMS)                                               /M Ft.

         B.   CHESHIRE ADDRESSING

              1.  Set-up                                                                /pkg.
              2.  Cheshire labeling                                                     /M
              3.  Pressure Sensitive labeling                                           /M

         C.   BURST AND TRIM

              1.  Set-up                                                                /pkg
              2.  Run Charge (up to 11")                                                /M
              3.  Run Over 11" (additional)                                             /M

         D.   FOLD

              1.  Set-up charge                                                         /pkg
              2.  8 -1/2 x 11 or less, up to 2 folds                                    /M
              3.  Additional folds, add                                                 /M

         E.   INSERTING

                  Outer envelope from 3 -1/4 x 6 to 4 1/8 x 9 -1/2:
              1.   Set-up charge                                                        /pkg.
              2.  Less than 1,000                                                       /each
              3.  1,000 to 3,999                                                        /M
              4.  4,000 to 24,999                                                       /M
              5.  25,000 and above                                                      /M
              6.  Each additional insert above 3                                        /M
              7.  Outer envelope up to 6 -1/4 x 9 -1/2, add                             /M

         F.   MAILING PREPARATION

              1.  Automated Mail Sortation (1st and 3rd)                                /M
              2.  Handwork (with client approval)                                       /hr.
              3.  Address Standardization                                               /M
              4.  Strapping                                                             /M
              5.  In-line metering                                                      /M
              6.  Off-line meter set-up                                                 /job
              7.  Off-line metering                                                     /M
              8.  Meter stripping                                                       /M
              9.  Postage stamp set-up                                                  /job
              10. Postage stamp affixing                                                /M


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
PALM COAST DATA LLC                  EXHIBIT A                          CONTRACT


         G.   ATTACHED MAIL
                       Regular Lettershop charges plus
              1.  Packing                                                               /M
              2.  Shipping Cartons                                                      /each

         H.   WAREHOUSE

              1.  Storage of mailing material, up to 6-month supply
              2.  Storage of mailing material, over a 6 month supply                    /skid/mo.
              3.  Any stock not used within 6 months (excl. gift stock-12 mos.)         /skid/mo.
              4.  Warehouse labor                                                       /hr.

                  The pricing for items 1 and 2 are based on the client buying its own components. PCD's print management department will purchase all components and manage the inventory for a management fee.

         I.   BACK ISSUES

              1.  Mailing (excl. postage & materials)                                    each
              2.  1 year Storage of Back Issues
                  Frequency of 13 issues/yr or less (Not to exceed 500
                  copies/issue) (Not to exceed 1000 copies/issue for "Penthouse"
                  only)
              3.  Storage of additional issues or copies                                /copy/mo.

         J.   PREMIUMS                                                                  Special Quote

         K.   SPECIAL SERVICES

              1.  Tabs or stickers, set-up                                              /job
              2.  Affix tabs or stickers                                                /M
              3.  One-up labels, set-up for cut                                         /job
              4.  Cut, trim, and pack AB Dick labels                                    /M

       V.INFORMATION SERVICES

         A.   REPORTS INCLUDED IN THE STANDARD PACKAGE ARE:

              1.  ABC Authorized Prices                                                 Monthly
              2.  ABC Channel of Sales                                                  Monthly
              3.  ABC Duration of Subs Sold                                             Monthly
              4.  ABC Post Expiration Analysis                                          Monthly
              5.  ABC Premium Report                                                    Monthly
              6.  ABC Production Analysis (by source of business)                       Monthly
              7.  ABC Production Analysis by Term                                       Monthly
              8.  Accounts Receivable Detail                                            Monthly
              9.  Accounts Receivable Summary                                           Weekly, Monthly
              10. Activity Report                                                       Weekly
              11. Bad Debt by Issue                                                     On Request
              12. Controlled Circulation Response Analysis                              On Request
              13. Deduct Copies Report                                                  Monthly
              14. Deduct Copies Report, by Issue                                        Monthly
              15. Deferred Liability                                                    Monthly


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
PALM COAST DATA LLC                  EXHIBIT A                          CONTRACT


              16. Earned Income Report                                                  Monthly
              17. Earnings & Bad Debt by Issue                                          On Request
              18. Expire Analysis                                                       Each Main
              19. File Status Report                                                    Weekly
              20. Gift Inventory - Christmas                                            On Request
              21. Gift Inventory - non-Christmas                                        On Request
              22. Gift Key Summary                                                      Monthly
              23. Goods & Services Tax Report (Canadian)                                Monthly
              24. Invoice Analysis Report, by source & bill group                       Weekly
              25. Invoice Analysis Report, combined sources                             On Request
              26. Invoice Mailing Report                                                Weekly
              27. Issue On/Off                                                          Weekly
              28. Label Count                                                           Weekly, Monthly
              29. Label Distribution by State                                           On Request
              30. Misc. Earned Income Report                                            Monthly
              31. Monthly Production Recap - Credit Business                            Monthly
              32. Monthly Production Recap - Agency Subscriptions                       Monthly
              33. Order Production & Agency Reinstates                                  Weekly, Monthly
              34. Order Production & Agency Reinstates, Agents                          Monthly
              35. Paid & Unpaid Earnings, by Issue                                      On Request
              36. Production by Source                                                  Monthly
              37. Promotion Analysis Report - Details                                   Weekly
              38. Promotion Analysis Report - List                                      Weekly
              39. Promotion Analysis Report - Mail Date                                 Weekly
              40. Promotion Analysis Report - Term & Value                              On Request
              41. Promotion Analysis Summary                                            On Request
              42. Reclaim Copies Report                                                 Monthly
              43. Reclaim Copies by Issue                                               Monthly
              44. Renewal Analysis, by Key                                              Monthly
              45. Renewal Analysis, by Key & Term                                       On Request
              46. Renewal Analysis, Expire by Effort                                    Monthly
              47. Renewal Analysis, Expire by Source                                    Monthly
              48. Renewal Analysis Report                                               Monthly
              49. Renewal Analysis Summary                                              On Request
              50. Renewal Analysis, Term & Value                                        On Request
              51. Renewal Percentage Report                                             Monthly
              52. Renewal Timing Summary                                                Monthly
              53. Sales by Source Analysis                                              Monthly
              54. Sales Tax Report - Domestic                                           Monthly
              55. Source to Source                                                      Monthly
              56. Source to Source by Prior Expire/Accum to Date                        Monthly
              57. Spread of Terms Cancelled                                             Weekly, Monthly
              58. Spread of Terms Cancelled (Agencies)                                  Monthly
              59. Spread of Terms Cancelled (Cash & Credit)                             Monthly
              60. Starting Issue by Source                                              Monthly
              61. Subscription Term/Value Report - Details                              Monthly
              62. Subscription Term/Value Report - Summary                              Monthly
              63. Aged Accounts Receivable                                              Monthly


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PALM COAST DATA LLC                  EXHIBIT A                          CONTRACT


         B.   REPORT DELIVERY SYSTEM (ELECTRONIC REPORT IMAGE)
              1.  Cute FTP Software License                                             /license
              2.  Set-up Fee
              3.  Monthly Fee (if printed reports are eliminated)
              4.  Monthly Fee (with printed reports)                                    /mo.

         C.   DOWNLOAD ANALYSIS FILES

              Data files are downloaded weekly and can be accessed through FTP or dial-in method. The files are:

              Order Production and Agency Reinstate Data
              Renewal Data
              Promotion Data
              Invoice Data
              Start Issue Data

              1.  Set-up
              2.  Weekly data files (up to 5 files)                                     /pub/month
              3.  Each Additional File                                                  /file/mo.

         D.   REMOTE ACCESS TO FULFILLMENT MANAGEMENT SYSTEM

              1.  Software License                                                      /user
              2.  Set-up                                                                /user
              3.  View only service for primary user                                    /month
              4.  Additional users                                                       each/mo.

         E.   FCI REPORTING SYSTEMS                                                     Special Quote

         F.   MONTHLY FINANCIAL RECONCILIATION                                          /mo./pub

         G.   AUDIT SERVICES

              1.  Preparation of scheduled ABC/BPA statements                            each
              2.  Preparation of USPS (postal) audits                                    each
              3.  Document retrieval for audits                                         /hr.
              4.  Document storage


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PALM COAST DATA LLC                  EXHIBIT A                          CONTRACT


VI.      LIST RENTAL SERVICES

          VOLUME                            TAPES                      LABELS
          ------                            -----                      ------
         1-25,000                                  /M                       /M
         25,001-200,000                            /M                       /M
         200,001-1,000,000                         /M                       /M
         1,000,000 and over                        /M                       /M

         ADDITIONAL CHARGES:

                  SERVICE                                              CHARGE
                  -------                                              ------
         One (1) Additional Selection                                       /M
         Two (2) Additional Selections                                      /M
         Three (3) or more Additional Selections                            /M
         Magnetic Tape Fee Per Tape
         Minimum Charge Per List Rental Selection
         Qwik List Charge

VII.     OTHER COSTS

         Post cards, pressure sensitive labels, magnetic tapes used to transmit information off Palm Coast Data's premises, and shipping charges (mailing labels to printer, tapes for outside services processing and reports to client) will be charged at cost.

         CLIENT WILL SUPPLY ALL NECESSARY FORMS WITH LETTERHEAD.


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
PALM COAST DATA LLC                                                     CONTRACT


                                   APPENDIX I



         MAGAZINE                                    PUBLISHER
         --------                                    ---------

         PENTHOUSE                                   Penthouse International Ltd.

         FORUM                                       Forum International Ltd.

         VARIATIONS                                  Variations Publishing International Ltd.

         THE GIRLS OF PENTHOUSE                      Penthouse International Ltd.


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                                                                               1